EXECUTION VERSION









                                PROMISE AGREEMENT

                       Entered Into as of October 15, 1998

                                      among

                            UIH LATIN AMERICA, INC.,

                                    VTR S.A.

                                       and

             COMPANIA NACIONAL DE TELEFONOS, TELEFONICA DEL SUR S.A.

                                TABLE OF CONTENTS


                                                                       PAGE
                                                                       ----

ONE:  DEFINITIONS........................................................1
TWO:  CURRENT SHARE/EQUITY INTEREST OF PARTIES...........................9
THREE:  PROMISED AGREEMENTS.............................................10
FOUR:  CLOSING; TERMINATION.............................................10
FIVE:  REPRESENTATIONS AND WARRANTIES OF VTR............................15
SIX:  REPRESENTATIONS AND WARRANTIES OF UIH.............................17
SEVEN:  CONDITIONS TO CLOSING...........................................18
EIGHT:  CONDUCT PENDING THE CLOSING.....................................20
NINE:  AGREEMENTS REGARDING CERTAIN OTHER MATTERS.......................23
TEN:  POST CLOSING ADJUSTMENT...........................................25
ELEVEN:  RIGHT OF FIRST REFUSAL.........................................26
TWELVE:  SURVIVAL.......................................................29
THIRTEEN:  INDEMNIFICATION..............................................29
FOURTEEN:  ARBITRATION..................................................32
FIFTEEN:  APPLICABLE LAW; JURISDICTION..................................34
SIXTEEN:  ENTIRE AGREEMENT; OTHER AGREEMENTS............................34
SEVENTEEN:  NOTICES.....................................................34
EIGHTEEN:  CONFIDENTIALITY; PRESS RELEASES..............................37
NINETEEN:  EXPENSES.....................................................38
TWENTY:  SEVERABILITY...................................................38
TWENTY ONE:  COUNTERPARTS...............................................38
TWENTY TWO:  NON-ASSIGNMENT.............................................38
TWENTY THREE:  SECTION HEADINGS.........................................39

EXHIBITS:

A -      Form of Amendment to Shareholders Agreement
B -      Form of Amendment to Newcom Shareholders Agreement
C -      Form of Indemnification Agreements
D -      Form of License Agreement
E -      Form of Public Deeds for Hipercable
F -      Form of Public Deed for Newcom
G -      LD Purchase Agreement


ANNEXES:

A -      Form of Opinion of General Counsel of VTR
B -      Form of Opinion of General Counsel of CNT
C -      Form of Opinion of Outside Counsel to VTR and CNT
D -      Form of Opinion of United States Counsel to UIH
E -      Form of Opinion of Chilean Counsel to UIH


SCHEDULES:

Schedule 1.1 - Key Employees
Schedule 5(b) - Seller Required Consents or Filings
Schedule 5(g)(i) and (ii) - Employee Lists
Schedule 6(b) - UIH Required Consents or Filing
Schedule 9(b) - June 30 Hipercable Financial Statements

                                PROMISE AGREEMENT

         This Promise Agreement was entered into as of the 15th day of October, 1998, by UIH LATIN AMERICA, INC., a corporation duly incorporated and validly existing under the laws of the State of Colorado, United States of America, duly represented by Juan Guillermo Levine Contreras, representation which will be herein accredited (together "UIH"), both with domicile in 4643 South Ulster St., Suite 1300, Denver, CO 80237, U.S.A., VTR S.A., a stock company incorporated and validly existing under the laws of the Republic of Chile, duly represented by Blas Tomic Errazuriz, representation which will be herein accredited (together "VTR"), both with domicile in Av. Andres Bello 2711 - Piso 6, Santiago, Chile, and COMPANIA NACIONAL DE TELEFONOS, TELEFONICA DEL SUR S.A., a stock company incorporated and validly existing under the laws of the Republic of Chile, duly represented by Blas Tomic Errazuriz, representation which will be herein accredited (together "CNT"), both with domicile in Av. Andres Bello 2711 - Piso 6, Santiago, Chile.

         The Parties agree as follows:


ONE:  DEFINITIONS

         As used herein, unless the context requires otherwise, the following terms when capitalized have the following meanings (terms defined in the singular to have the same meanings when used in the plural and VICE VERSA):

         ACQUISITION FINANCING: The actual advance of funds at the Closing for the acquisition of the Seller Shares and the Newcom Shares by one or more lenders or equity participants or both, on terms and in amounts that are satisfactory to UIH in its sole discretion.

         ADDITIONAL AMOUNT: An amount equal to simple interest at the rate of 12 percent per annum on the Purchase Price accrued from the Initial Termination Date until the Closing Date.

         ADJUSTMENT NOTICE:  As defined in Article 10.

         AFFILIATE: Affiliate means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at the time at which the determination of affiliation is being made. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or similar ownership interests.

         AGREEMENT: This Promise Agreement (including the Exhibits and Schedules attached hereto).

         AMENDMENT TO SHAREHOLDERS AGREEMENT: The Amendment to Shareholders Agreement executed by each of VTR, CNT and UIH Chile, Inc. on the date hereof, in the form attached hereto as Exhibit A.

         AMENDMENT TO NEWCOM SHAREHOLDERS AGREEMENT: The Amendment to Newcom Shareholders Agreement executed by each of VTR and UIH Chile, Inc. on the date hereof, in the form attached hereto as Exhibit B.

         ANNUAL BUDGET:  As defined in the Shareholders Agreement.

         ARBITRATION COURT:  As defined in Article 14.

         ASSETS: For any Person, all of the properties, Equipment, Systems, Licenses and other assets, privileges, rights, interests, claims and goodwill of such Person, real and personal, tangible and intangible, of every type and description, whether owned or leased or otherwise possessed, used, held for use or usable in a business and whether or not reflected on the balance sheet or other accounts of such Person.

         BONA FIDE OFFER:  As defined in Section 11(a).

         BUSINESS DAY: Any day other than a Saturday, Sunday or other day on which banks in the State of New York, U.S.A., or Santiago, Chile are authorized or obligated by law or executive order to close.

         CIAC:  As defined in Article 14.

         CLOSING:  As defined in Section 4(a)

         CLOSING DATE:  As defined in Section 4(a).

         CNT:  As defined in the recitals.

         CNT SHARES:  As defined in Section 11(a).

         COMPANIES:  Hipercable and each of the Subsidiaries.

         COMPANY BUSINESSES:  As defined in the Shareholders Agreement.

         CONSIDERATION:  As defined in Section 4(b)(i).

         CONTRACT: For any Person, any contract, mortgage, deed of trust, bond, lease, License, note, franchise, certificate, option, warrant, right, or such other instrument, document or written agreement, and any oral obligation, right or agreement to which such Person is a party, nominee, signatory, or of which such Person is a beneficiary, or by which such Person or any Assets or securities of such Person are bound, including, without limitation, any License.

         CONTROVERSY:  As defined in Article 14.

         CTC: Compania de Telecomunicaciones de Chile, S.A., a Chilean stock company, together with its Affiliates, successors, and any assignees of CTC's rights under the Pledge.

         CTC MOBILE PURCHASE AGREEMENT: The Stock Purchase Agreement dated June 14, 1996 between VTR and CTC.

         DOLLARS OR US$: Dollars, the lawful currency of the United States of America.

         DUE DILIGENCE MAE DETERMINATION:  As defined in Section 9(b).

         DUE DILIGENCE REVIEW:  As defined in Section 9(b).

         EQUIPMENT: Any and all equipment, materials or other Property related to the production, transmission, retransmission or reception of voice, video or data signals (electronic or optical, digital or analog) included in the Assets of Hipercable or any of the Subsidiaries, including, without limitation, electronic devices, trunk and distribution cables; amplifiers; power supplies; conduit; cables and pedestals; grounding and pole hardware, fiber optic cables, installed subscriber devices, network interface units (including, without limitation, customer interface units, drop lines, converters, encoders, transformers behind television sets and fittings); "headend" (origination, transmission and distribution system, equipment including, without limitation, switching, repeating and regenerating equipment); hardware; tools; inventory; spare parts; maps and engineering data; vehicles; microwave equipment; studios and other broadcast facilities and other equipment for origination of local programming; and all other tangible property and facilities owned, used or held by Hipercable or any Subsidiary for use in the Systems.

         EXCHANGE RATE: For any date, the exchange rate between Dollars and Chilean Pesos referred to in Number Six of Chapter I of Title I of the "Compendium of Foreign Exchange Regulations" published by the Central Bank of Chile in the Diario Oficial de Chile on such date (known as the dolar observado) or, if such rate is not in effect, the official rate designated by the Central Bank of Chile for the purpose of replacing such rate.

         EXTENSION NOTICE: As defined in Section 4(a).

         FINAL MAE DETERMINATION:  As defined in Section 9(b).

         FINANCING PARTIES:  As defined in Section 8(d).

         GAAP: Generally accepted accounting principles as used in the United States of America as in effect on the date hereof.

         GOVERNING  DOCUMENTS:   The  estatutos,   articles  or  certificate  of
incorporation or association, bylaws or other governing documents of any entity.

         GOVERNMENTAL AUTHORITY: Any court, administrative agency or commission or other governmental or quasi-governmental agency, instrumentality or official, domestic or foreign.

         HIPERCABLE:  VTR Hipercable S.A., a Chilean stock company.

         HIPERCABLE FINANCIAL STATEMENTS:  As defined in Section 5(f).

         INDEMNIFICATION AGREEMENTS: The Indemnification Agreements, to be executed by each of Quinenco and SBCI at the Closing, in the forms attached hereto as Exhibit C.

         INDEMNIFIED PERSONS:  As defined in Section 13(a).

         INDEMNIFYING PARTY:  As defined in Section 13(a).

         ING CREDIT FACILITY: Credit Agreement, entered into by and between Hipercable and ING Baring (U.S.) Capital Corporation as Administrative Agent; and ING Baring (U.S.) Capital Corporation and the Toronto Dominion Bank as Co-Arrangers, among others, and Security Documents thereto as defined therein; Master Subordination Agreement, entered into by and between VTR S.A., UIH Chile, Inc., as the Subordinated Creditors, Hipercable and ING Baring (U.S.) Capital Corporation as Administrative Agent; and Support Agreement, entered into by and between Hipercable, VTR S.A., UIH Chile, Inc. and ING Baring (U.S.) Capital Corporation as Administrative Agent; all of the above dated as of August 26, 1997.

         INITIAL TERMINATION DATE: The date that is a number of days after the date hereof equal to (i) 150 PLUS (ii) the number of days after November 30, 1998, if any, that the Hipercable Financial Statements are delivered to UIH pursuant to Section 5(f).

         JUDGMENT: Any judgment, writ, order, decree or ruling of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         KEY EMPLOYEES:  Those employees listed on Schedule 1.1 hereof.

         LAW: The civil law, the common law, and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed in any country or its political subdivisions or by any Governmental Authority or court of any country or its political subdivisions.

         LD PURCHASE AGREEMENT: The Promise Agreement and the "Acuerdo de Uso de Marca Comercial", both executed by and between VTR and CTC on December 18, 1997, attached hereto as Exhibit G.

         LICENSE AGREEMENT: The License Agreement to be executed by Hipercable and VTR at the Closing, in the form attached hereto as Exhibit D, granting Hipercable the exclusive right, pursuant to a 99-year license, to use the "VTR" name in the multi-channel television, local telephony and internet businesses in Chile, and in all other telecommunications businesses in Chile subject only to the following limitations: (i) if CTC completes the acquisition of VTR Larga Distancia in accordance with the LD Purchase Agreement or other arrangement, CTC and/or any of its subsidiaries devoted to the long distance telephony business shall have the right to use the trademark "VTR Larga Distancia" in the long distance telephony and data transmission (excluding internet services) businesses in Chile for a period of two years from the consummation of such transaction; or (ii) if CTC does not complete the acquisition of VTR Larga Distancia in accordance with the LD Purchase Agreement, VTR shall have the right to use, and to license to third parties, but not to CTC or any of its Affiliates, the name VTR in the long distance telephony and data transmission and internet businesses in Chile, but shall not have the right to use the name "VTR" in conjunction with the names "Internet" or "Web."

         LICENSES: All franchises, concessions, licenses, permits, operating authorizations and other agreements and approvals issued by or pending with Governmental Authorities, utilities, providers of programming or other entities and all material rightsofway, satellite, microwave or other transmission agreements, pole or underground construction or usage agreements and all other agreements necessary to construct, own and operate a System in a specified geographical area in compliance with applicable Laws.

         LIEN: Any security agreement, financing statement (whether or not filed), conditional sale or other title retention agreement; any lease, consignment or bailment given for security purposes; any lien, charge, restrictive agreement, mortgage, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases and Licenses) of any kind.

         MATERIAL ADVERSE EFFECT:  As defined in Section 9(b).

         NEWCOM:  Newcom S.A., a Chilean stock company.

         NEWCOM SHAREHOLDERS AGREEMENT: The Newcom Shareholders Agreement dated as of July 11, 1997 by and among VTR S.A. and UIH Chile, Inc.

         NOTICE OF ARBITRATION:  As defined in Article 14.

         OFFER:  As defined in Section 11(a).

         OFFERED SHARES:  As defined in Section 11(a).

         ORIGINAL PROMISE AGREEMENT: Promise Agreement dated June 27, 1996, between United International Properties, Inc., and VTR, as amended.

         PARTIES: Generic definition for Sellers and UIH, collectively, or for VTR and UIH collectively in connection with the Newcom Shares.

         PARTY: Generic definition for Sellers on the one hand, and UIH on the other hand or for VTR on the one hand, and UIH on the other hand in connection with the Newcom Shares.

         PERSON: Any natural person, sociedad anonima, sociedad de responsabilidad limitada, corporation, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind or Governmental Authority.

         PLEDGE:  The Pledge of the CNT Shares pursuant to the Pledge Agreement.

         PLEDGE AGREEMENT: The Pledge Agreement dated June 16, 1998, pursuant to which shares of common stock of CNT are pledged by VTR to CTC to secure repayment of VTR's obligations under the CTC Mobile Purchase Agreement.

         PROMISED AGREEMENTS:  As defined in Article 3.

         PROMISSORY NOTE: The Public Deed dated June 27, 1997 evidencing indebtedness of UIH to VTR in the original principal amount of US$ 7,770,251.

         PROPOSED TRANSFEREE:  As defined in Section 11(a).

         PUBLIC  DEEDS:  The Public Deeds  effecting  the transfer of the Seller
Shares and the Newcom Shares to the UIH Parties, in the form set forth as Exhibits E and F, respectively.

         PURCHASE PRICE: The purchase price shall be an amount in Dollars equal to (i) the sum of (a) US$ 236,500,000, plus (b) any capital contributions made to the Companies and/or Newcom by the Sellers (converted from Chilean Pesos to Dollars at the Exchange Rate in effect on the date of such contribution) from the date hereof until the Closing, LESS (ii) a number equal to 60% of the difference between (x) Third Party Debt at Closing and (y) US$ 122,300,000; provided, however that if Third Party Debt at Closing is less than US$ 122,300,000, there will be no adjustment under this Clause (ii).

         PURCHASER DESIGNEE: Any Person (i) a majority of the voting interests of which is owned directly or indirectly by UIH, (ii) the minority ownership of which is disclosed to Sellers, and (iii) that would not, as a result of such Person's participation in the purchase of some or all of the Seller Shares and/or the Newcom Shares pursuant to this Agreement, cause the Closing to be unreasonably delayed as a result of regulatory or other approval requirements that would not be applicable if UIH were the sole purchaser of the Seller Shares and/or the Newcom Shares.

         QUALIFIED COURIER:  As defined in Article 17.

         QUINENCO:  Quinenco S.A., a Chilean stock company.

         REAL PROPERTY: For any Person, all realty, towers, fixtures, rightsofway, leasehold and other interests in real property, buildings, improvements and constructionin-progress owned, leased, occupied, used or held for use by such Person.

         RELATED PARTY AGREEMENTS: The Technical Assistance Agreement and all other Contracts (other than the License Agreement) between any of the Companies or Newcom, on the one hand, and any Seller or any Affiliate of any Seller on the other hand.

         REQUIRED CONSENTS: The UIH Required Consents and the Seller Required Consents.

         RESTRICTION: With respect to any stock, any voting or other trust or agreement, option, warrant, escrow, proxy, buysell or other share transfer agreement, power of attorney or other Contract, arrangement or understanding or any Judgment or Law that (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person's acquiring, any of such stock, any of the proceeds of, or any distributions paid or payable with respect to, any of such stock, or any interest in such stock, proceeds or distributions,
(ii) restricts or may restrict the transfer of, or the exercise of any voting rights or the enjoyment of any other benefits arising by reason of ownership of, any such stock, proceeds or distributions (other than restrictions on future transfers that may be imposed under anti-monopoly Laws) or (iii) creates or may create a Lien or purported Lien affecting such stock, proceeds or distributions, in each case (i) through (iii) other than as a result of taxes owed by the Companies and/or Newcom or applicable exchange controls.

         SBCI:  SBC International, Inc., a Delaware corporation.

         SELLER REQUIRED CONSENTS:  As defined in Section 5(b).

         SELLER SHARES:  As defined in Article 2.

         SELLERS:  VTR and CNT, collectively.

         SETTLEMENT DEED:  As defined in Section 4(b)(iv)(A).

         SHAREHOLDERS   AGREEMENT:   The  Shareholders  Agreement  dated  as  of
September 6, 1996, among VTR, UIH Chile, Inc. (as successor to UIH) and CNT.

         SUBSIDIARIES:   VTR  CABLE  EXPRESS  S.A.;  CABLEVISION  S.A.;  RED  DE
TELEVISION Y SERVICIO POR CABLE S.A.; VTR CABLE EXPRESS (CHILE) S.A.; VTR GALAXY CHILE S.A.; VTR TELEFONICA S.A., VTR NET S.A.

         SYSTEM: A complete cable television system, multi-point microwave distribution service ("MMDS") or system for two-way data transfer or any other pc-based application, direct broadcast satellite reception and distribution system or system for local loop telephony consisting of appropriate equipment, which is, or is capable of being, operated as an independent system without interconnections (except in the case of local loop telephony and internet) to other systems.

         TECHNICAL ASSISTANCE AGREEMENT: The Management Agreement between VTR Inversiones S.A., VTR Celular S.A., Telecable Sur S.A. (predecessor to VTR Cable Express) and SBC International, Inc. dated February 6, 1995, as amended.

         TERMINATION DATE:  As defined in Section 4(d).

         TAX: Any tax or payment of any kind required pursuant to any Law, to be paid to any Governmental Authority.

         THIRD PARTY DEBT: Any indebtedness of the Companies, on a consolidated basis, and any indebtedness of Newcom, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), or representing capital lease obligations or the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense, accrued interest or trade payable incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of the Companies or Newcom prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any Asset of any of the Companies or Newcom (whether or not such indebtedness is assumed by any of the Companies or Newcom) and, to the extent not otherwise included, the Guarantee by any of the Companies or Newcom of any indebtedness of any other Person (whether or not such Guarantee would be required under GAAP to be reflected on a balance sheet).

         TRANSFER:  As defined in Section 11(a).

         UF: A Chilean peso denominated monetary index which value is determined monthly by the Central Bank of the Republic of Chile for each day of the immediately succeeding month in accordance with Chapter 11.B.3. of the Compendium of Financial Regulations of the Central Bank of the Republic of Chile, according to the variation in the Indice de Precios al Consumidor during the immediately preceding month, as determined by the National Institute of Statistics of the Republic of Chile, and published in the Official Gazette under the name of "Unidad de Fomento."

         UIH:  As defined in the recitals.

         UIH PARTIES:  As defined in Section 3(b)(iii).

         UIH REQUIRED CONSENTS:  As defined in Section 6(b).

         VALUATION: The Valuation, as defined in the Original Promise Agreement.

         VTR:  As defined in the recitals.

         VTR CONTROL GROUP: Mr. Andronico Luksic Abaroa, his family and their descendants, and any Person or Persons controlled by any or all of them.


TWO:  CURRENT SHARE/EQUITY INTEREST OF PARTIES

         UIH owns 477,208 shares of Hipercable through UIH Chile, Inc., which constitute approximately 34% of Hipercable's outstanding equity.

         The Sellers own 926,345 shares of capital stock of Hipercable (the "Seller Shares"), which constitute approximately 66% of Hipercable's outstanding equity, of which 821,345 are owned by VTR and 105,000 are owned by CNT.

         UIH owns 17,745 shares of Newcom through UIH Chile, Inc., which constitutes 50% of Newcom's outstanding equity.

         VTR  owns  17,745  shares  of  Newcom  (the  "Newcom  Shares"),   which
constitutes 50% of Newcom's outstanding equity.

         Except as set forth in this Article Two, there are no outstanding or authorized shares or other equity interests of Hipercable or Newcom or, except as provided in this Agreement, the Shareholders Agreement or the Newcom Shareholders Agreement, any rights to acquire any of the foregoing.

THREE:  PROMISED AGREEMENTS

         (a) Through this Agreement, the Parties agree to perform all actions and execute the agreements set forth below (the "Promised Agreements").

         (b)      PROMISED AGREEMENTS.  The Promised Agreements are as follows:

                  (i) AMENDMENT TO SHAREHOLDERS AGREEMENTS. UIH and the Sellers agree to execute and deliver the Amendment to Shareholders Agreement and the Amendment to Newcom Shareholders Agreement on the date hereof.

                  (ii) VALUATION: UIH and the Sellers agree to terminate the Valuation immediately subject to the provisions of Article 4.

                  (iii) PURCHASE OF SELLER SHARES. Subject to the terms and conditions of this Agreement, UIH or one or more Purchaser Designees (together with UIH, the "UIH Parties") will, at the Closing, purchase from the Sellers all of the Seller Shares and from VTR all of the Newcom Shares for the total consideration provided in Section 4(b)(i), and each Party will complete the other transactions required of such Party at the Closing.

                  (iv) REPAYMENT OF PROMISSORY NOTE. Subject to the terms and conditions of this Agreement, UIH will, at the Closing, repay to VTR all sums owing under the Promissory Note, including any accrued but unpaid interest thereon through the Closing Date.


FOUR:  CLOSING; TERMINATION

         (a) CLOSING; CLOSING DATE. The closing of the purchase and sale of the Seller Shares and the Newcom Shares (the "Closing") shall occur on the date (the "Closing Date") that is five Business Days following the satisfaction or waiver of all conditions to the Closing (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver at or prior to the Closing of all such conditions). The Parties agree this Agreement may be terminated pursuant to Section 4(c)(ii) if the Closing has not occurred on or before (i) the Initial Termination Date, or (ii) 30 days after the Initial Termination Date if UIH has provided prior written notice to the Sellers (an "Extension Notice") of its election, in the event that UIH has not obtained, but reasonably expects to obtain, the Acquisition Financing, to extend the Initial Termination Date up to an additional 30 days, such election to be at UIH's option. If UIH delivers an Extension Notice in accordance with this Section 4(a), the Purchase Price shall be increased by the Additional Amount. In the event that any such extension is due to a material breach by either of the Sellers of its obligations hereunder, no Additional Amount shall be payable with respect to such extension period.

         (b) CLOSING TRANSACTIONS. At the Closing, the following shall occur:

                  (i) PAYMENT OF PURCHASE PRICE. The total consideration to be paid to the Sellers for the purchase by the UIH Parties of the Seller Shares and to VTR for the Newcom Shares (the "Consideration") shall be an amount equal to the sum of (i) the Purchase Price PLUS (ii) the Additional Amount, if applicable. As required by the Foreign Investment Regulations of Chile (DL 600), the Consideration shall be paid in its Chilean currency equivalent calculated at the rate of exchange actually obtained by the UIH Parties upon the exchange of the Dollar amount of the Consideration against Chilean currency at a commercial bank in Chile on the Closing Date. For this purpose, the commercial bank in Chile shall be designated by the Sellers by means of a written notice to the UIH Parties as soon as practicable prior to the Closing Date. Failing such designation, or if the designated bank fails to complete the exchange transaction, the UIH Parties shall be entitled to effect the exchange of the Dollar amount of the Consideration into Chilean currency on the Closing Date at any of the three largest commercial banks in Chile. US $1,500,000 of the Purchase Price shall be allocated to the purchase of the Newcom Shares and US $100,000 of the Purchase Price shall be allocated to payment in full of the royalty under the License Agreement.

                  (ii) REPAYMENT OF PROMISSORY NOTE. UIH shall repay the Promissory Note, according to its terms (including any interest accrued but unpaid thereon through the Closing Date) by wire transfer of immediately available funds to an account designated by VTR. VTR shall send written notice to UIH designating such account not later than three Business Days prior to the Closing Date.

                  (iii) UIH DOCUMENTS. UIH shall sign and deliver, or cause to be delivered to Sellers, at the Closing, the following duly and fully executed instruments, certificates, opinions and other documents:

                           (A) duly certified copies of resolutions of the Board of Directors and, if required, the shareholders of each of the UIH

         Parties authorizing the execution, delivery and performance of this Agreement and the Promised Agreements to which it is a party, which resolutions shall be in full force and effect;

                           (B) a certificate signed by the President or a Vice President of UIH certifying that (i) each of the conditions set forth in Subsection (a)(ii) of Article Seven is then satisfied, and (ii) each UIH Party has performed in all material respects all obligations to be performed by it under this Agreement at or before the Closing; and

                           (C) opinions of counsel to UIH dated the Closing Date in the forms attached as Annex D and E;

                  (iv) SELLER DOCUMENTS. Sellers shall sign and deliver, or cause to be delivered, at the Closing, the following duly and fully executed instruments, certificates, opinions and other documents:

                           (A) a duly executed settlement deed certifying that the Promissory Note has been repaid in its entirety and no additional amounts are due thereunder (the "Settlement Deed");

                           (B) duly certified copies of resolutions of the Board of Directors and, if required, the shareholders of each of the Sellers authorizing the execution, delivery and performance of this Agreement and the Promised Agreements to which it is a party, which resolutions shall be in full force and effect;

                           (C) a certificate signed by the President or a Vice President of each Seller certifying that (i) each of the conditions set forth in Subsection (b)(ii) of Article Seven is then satisfied, and
         (ii) such Seller has performed in all material respects all obliga-tions to be performed by it under this Agreement at or before the Closing;

                           (D) opinions of counsel to VTR and CNT dated the Closing Date, addressed to UIH in the forms attached as Annexes A, B and C;

                           (E) the Indemnification Agreements, duly executed by each of SBCI and Quinenco;

                           (F) the Public Deeds, duly executed by the Sellers;

                           (G) the License Agreement, duly executed by VTR and Hipercable;

                           (H) the stock transfer ledger of Hipercable, each of the Subsidiaries and Newcom, all minutes of meetings of each of the board of directors and the shareholders of Hipercable, each of the Subsidiaries and Newcom, and all other books and records of Hipercable, each of the Subsidiaries and Newcom;

                           (I) the certificates representing the Seller Shares and the Newcom Shares in form reasonably acceptable to UIH;

                           (J)  all  documents  and   instruments   required  to
         terminate the Technical Assistance Agreement, with respect to Hipercable, the Subsidiaries and Newcom, and each other Related Party Agreement, if any, the terms of which are less favorable to any of the Companies or Newcom, as applicable, than would have been available in an arms' length transaction on the date such contract was entered into, in each case without any further obligation of any of the Companies or Newcom except for any obligations owed with respect to any period prior to the Closing; and

                           (K) such other documents and instruments as UIH may reasonably request.

         (c) EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (i)      by mutual consent of the Parties;

                  (ii) by either Party, if the Closing shall not have occurred on or prior to the Initial Termination Date or, if UIH has delivered an Extension Notice pursuant to Section 4(a), the date that is 30 days after the Initial Termination Date, unless the failure to effect the Closing by such time is due to the material breach of any representation, warranty, or covenant of such Party;

                  (iii)    by  either  Party,  if  there  shall  be  any  law or
                           regulation of any competent authority that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any judgment, injunction, order or decree of any competent authority prohibiting such transaction is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

                  (iv) by either Party if there is a material breach by the other Party of any representation, warranty or covenant; PROVIDED, that any such breach is not cured (or cannot reasonably be expected to be cured) within 30 days following receipt by the breaching Party of notice of such breach;

                  (v) by UIH upon sending written notice to Sellers of a Final MAE Determination pursuant to Section 9(b).

         (d) EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 4(c), or as required by applicable laws, subject to this Section 4(d), all further obligations of the Parties under this Agreement shall terminate on the date of such termination (the "Termination Date") without further liability or obligation of either Party to the other hereunder; PROVIDED, HOWEVER, that no Party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of such Party to have performed its obligations hereunder or (ii) any knowing misrepresentation made by such Party of any matter set forth herein, such liability not to exceed, in the aggregate for the UIH Parties, on the one hand, and the Sellers, on the other hand, US$ 50,000,000.
Section 3(b)(i), 3(b)(ii), 4(d), 4(e), 4(f), and Articles 14 and 15, Section 16(a), Article 17 and Articles 19 through 23 (but only such Sections and Articles) shall survive termination and shall remain in full force and effect. Termination under this Section 4(d) shall not affect or limit any rights or remedies of any of the parties to the Shareholders Agreement, the Newcom Shareholders Agreement or the Original Promise Agreement under such agreements with respect to any breach thereof.

         (e) VALUATION UPON TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 4(c), or as required by applicable laws, each of the Parties shall take such actions, and shall cause Hipercable to take such actions, as are necessary to cause an Adjustment (as defined in the Original Promise Agreement) to the UIH Equity Value (as defined in the Original Promise Agreement) in accordance with clause (b) and the last paragraph of Article 11 of the Original Promise Agreement, or at the election of VTR, by transferring shares of Hipercable from VTR to the UIH Parties at a price of one Peso per share if such transfer would not be in any way disadvantageous to UIH, in both cases such that, following such Adjustment, the UIH Equity Value will be (i) 40% if CNT has not executed the CNT Non-Compete Agreement, or (ii) 38% if CNT has executed the CNT Non-Compete Agreement. The Parties shall cause the Adjustment required under this Section 4(e) to be effected on or before the date that is 15 Business Days after the Termination Date. For purposes hereof, the term "CNT Non-Compete Agreement" shall mean an Agreement in form and substance acceptable to UIH and CNT pursuant to which CNT agrees to be bound by non-compete provisions identical to the non-compete provisions contained in Section 5.1 of the Shareholders Agreement as in effect on the day preceding the date hereof.

         (f) PROMISSORY NOTE. In the event that this Agreement shall be terminated pursuant to Section 4(c), or as required by applicable laws, UIH shall have the option of (i) paying to VTR all amounts due and owing under the Promissory Note, or (ii) having its ownership interest in Hipercable diluted in accordance with the terms of the Promissory Note; PROVIDED, HOWEVER, that such dilution shall occur only after giving effect to the Adjustment required under
Section 4(e). UIH shall give written notice to Sellers of its election hereunder not less than 10 Business Days after any such termination. If UIH elects to repay the Promissory Note under clause (i) of this Section 4(f), such payment shall be made on or before the date that is 15 Business Days after the

Termination Date by wire transfer of immediately available funds, in Dollars, to an account designated by VTR not later than 12 Business Days after the Termination Date. If UIH elects not to repay the Promissory Note but to be diluted in accordance with the terms of the Promissory Note, such dilution shall occur concurrently with, but after giving effect to, the Adjustment provided for in Section 4(e) (i.e., after the UIH Equity Value has been adjusted to 40% or 38%, as applicable). Upon such payment or dilution, VTR shall duly execute and deliver to UIH the Settlement Deed.


FIVE:  REPRESENTATIONS AND WARRANTIES OF VTR

         Each Seller severally as to such Seller, and not jointly, hereby represents and warrants in favor of and covenants with UIH as set forth below:

         (a) ORGANIZATION, CORPORATE POWER AND AUTHORIZATION. Such Seller is a stock company duly organized and validly existing under the laws of Chile. Such Seller has full corporate power and authority to enter into this Agreement and the Promised Agreements and to perform its obligations and to consummate the transactions contemplated by this Agreement and the Promised Agreements. The execution, delivery and performance of this Agreement and the Promised Agreements and the consummation of the transactions contemplated by this Agreement and the Promised Agreements have been duly and validly authorized by all necessary corporate actions on the part of such Seller. This Agreement is a valid and binding obligation of such Seller and is enforceable against it in accordance with its terms. When executed and delivered, each of the Promised
Agreements to which such Seller is a party will be a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each such Seller has previously delivered or made available to UIH complete and accurate copies of all of its Governing Documents, as amended, modified or restated to date and currently in effect.

         (b) NO VIOLATION; CONSENTS. The execution and delivery of this Agreement by such Seller, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not violate any provision of the Governing Documents of such Seller or, assuming compliance with the matters set forth on Schedule 5(b), any Law applicable to such Seller.
SCHEDULE 5(B) of this Agreement lists all Persons whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required, or is otherwise necessary, in connection with the execution, delivery or performance of this Agreement and the Promised Agreements by such Seller (any such approval, consent or filing required to be obtained prior to the consummation of the transactions contemplated hereunder, the "Seller Required Consents").

         (c) SELLER SHARES. The Seller Shares and the Newcom Shares to be delivered to the UIH Parties at the Closing by such Seller pursuant to this Agreement will, at the Closing, be duly authorized, validly issued and fully paid, and will be free and clear of any Lien or Restriction except for any Lien or Restriction created by any of the UIH Parties effective as of the Closing.

         (d) NO PROCEEDINGS. Except as set forth in letter (e) of Schedule 5(b), as of the date hereof, there are no actions, proceedings, claims or investigations pending or to the knowledge of senior management of such Seller threatened by or before any Governmental Authority to which such Seller is or would be a party and which questions or would question the validity of this Agreement or the Promised Agreements or seeks or would seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or the Promised Agreements.

         (e) BROKERS, AGENTS, FINDERS, ETC. None of such Seller, nor any of its Affiliates has employed or retained any broker, agent or finder, or agreed to pay any finder's fee, commission or similar payment to any Person, on account of this Agreement or the Promised Agreements or the transactions contemplated hereby or thereby with respect to which UIH, Hipercable or Newcom or any Affiliate of UIH, Hipercable or Newcom would be liable.

         (f) FINANCIAL STATEMENTS. Sellers will deliver or cause to be delivered to UIH on or before November 30, 1998, or as soon thereafter as is commercially practicable, the audited consolidated balance sheet as of September 30, 1998, and related consolidated statements of operations, stockholders equity and changes in financial position (i) Hipercable and the Subsidiaries and (ii) of Newcom, in each case for the nine months then ended (the "Hipercable Financial Statements"). The Hipercable Financial Statements will present fairly in all material respects the consolidated financial position and the results of operations of (i) Hipercable and the Subsidiaries and (ii) Newcom, in each case as of the dates and for the periods indicated, and will have been prepared in accordance with GAAP. The Sellers shall bear the incremental costs incurred by Hipercable and its Subsidiaries as a result of the audit undertaken to prepare the Hipercable Financial Statements in addition to the year-end audit, it being agreed that such incremental costs are UF 1,500 (one thousand five hundred).

         (g)      EMPLOYMENT MATTERS.

         (i) Attached hereto as SCHEDULE 5(G)(I) is a list of all senior managers of Hipercable as of the date hereof setting forth each such employee's salary, position and number of years of employment with Hipercable. In addition, Sellers have made available to UIH all employment agreements between such employees and Hipercable. The Parties acknowledge that for purposes of this
Section 5(g)(i), senior managers of Hipercable are all employees of Hipercable, any of the Subsidiaries or Newcom who have direct reporting responsibilities to Alex Muller Arriagada or Jorge Salvatierra Pacheco. Except as set forth in
Schedule 5(g)(i), as of the date hereof no employee is a party to any material employment or consulting agreement or similar agreement with Hipercable, any Subsidiary or Newcom. Schedule 5(g)(i) is complete and accurate in all material respects as of the date hereof.

                  (ii) On or before the date that is thirty days after the date hereof, such Seller will use its best efforts to cause Hipercable and Newcom, as applicable, to deliver to UIH, to be attached hereto as SCHEDULE 5(G)(II), a list of employees of Hipercable, each of the Subsidiaries and Newcom as of August 31, 1998, such list to identify each employee's position, salary, number of years of employment with Hipercable and the subject Subsidiary or Newcom, as applicable. Upon delivery, such list will be complete and accurate in all material respects.

                  (iii) The Parties acknowledge that certain employees of VTR have provided services on behalf of Hipercable and the Subsidiaries but are not employees of Hipercable any of the Subsidiaries or Newcom and such Persons will not be deemed senior managers of Hipercable, Newcom or any Subsidiary.

         (h) SHAREHOLDERS AGREEMENT. As of the date hereof, the senior management of such Seller has no actual knowledge of any breach of the Shareholders Agreement or the Newcom Shareholders Agreement by any of the UIH Parties.


SIX:  REPRESENTATIONS AND WARRANTIES OF UIH

         Each of the UIH Parties jointly and severally represents and warrants in favor of, and covenants with VTR and CNT as follows:

         (a) ORGANIZATION, CORPORATE POWER AND AUTHORIZATION. Each UIH Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each UIH Party has full corporate power and authority to enter into this Agreement and the Promised Agreements to which it is a party and to perform its obligations and to consummate the transactions contemplated by this Agreement and the Promised Agreements to which it is a party. The execution, delivery and performance by such UIH Party of this Agreement and the Promised Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and the Promised Agreements to which it is a party have been duly and validly authorized by all necessary corporate actions on the part of such UIH Party. This Agreement is a valid and binding obligation of each UIH Party and is enforceable against each UIH Party in accordance with its terms. When executed and delivered, each of the Promised Agreements to which such UIH Party is a party will be valid and binding obligations of such UIH Party, enforceable against it in accordance with its terms.

         (b) NO VIOLATION; CONSENTS. The execution and delivery of this Agreement by each UIH Party, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not violate any provision of the Governing Documents of such UIH Party or, assuming compliance with the matters set forth on Schedule 6(b), any Law applicable to such UIH Party. SCHEDULE 6(B) of this Agreement lists all Persons whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required, or is otherwise necessary, in connection with the execution, delivery or performance of this Agreement and the Promised Agreements by each UIH Party (any such approval, consent or filing required to be obtained prior to the consummation of the transactions contemplated hereunder, the "UIH Required Consents").

         (c) BROKERS, AGENTS, FINDERS, ETC. Neither any UIH Party nor any of its Affiliates (other than Hipercable, the Subsidiaries and Newcom, as to which each UIH Party makes no representation) has employed or retained any broker, agent or finder, or agreed to pay any finder's fee, commission or similar payment to any Person, on account of this Agreement or the Promised Agreements or the transactions contemplated hereby or thereby with respect to which the Sellers or any Affiliate of the Sellers would be liable.

         (d) NO PROCEEDINGS. Except as set forth in letter (f) of Schedule 6(b), as of the date hereof, there are no actions, proceedings, claims or investigations pending or to the knowledge of such UIH Party's senior management threatened by or before any Governmental Authority to which such UIH Party is or would be a party and which questions or would question the validity of this Agreement or the Promised Agreements or seeks or would seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or the Promised Agreements.

         (e) SHAREHOLDERS AGREEMENT. As of the date hereof, the senior management of each UIH Party has no actual knowledge of any breach of the Shareholders Agreement or the Newcom Shareholders Agreement by any of the Sellers.


SEVEN:  CONDITIONS TO CLOSING

         (a)      CONDITIONS TO THE OBLIGATIONS OF THE SELLERS TO CLOSE.

         The obligation of the Sellers to effect the Closing is subject to the satisfaction (or waiver by the Sellers) prior to the Closing of the following conditions:

                  (i) RECEIPT OF CONSENTS. All of the Required Consents shall have been obtained or, in the case of filings, timely made, and shall be in full force and effect.

                  (ii) REPRESENTATIONS AND WARRANTIES TRUE AND COMPLETE. Each of the representations and warranties made by UIH in Article Six and in the Promised Agreements shall be true and complete in all material respects when made and as of the Closing, with the same effect as if made at and as of the time of Closing (except to the extent a representation or warranty is limited by its terms to a specific date).

                  (iii) NO GOVERNMENTAL PROCEEDINGS. There shall not exist any provision of applicable Law, or any Judgment, preventing consummation of the transactions contemplated by this Agreement or the Promised Agreements, questioning the legality or validity of such transactions or otherwise alleging damage as the result of such transactions. None of the Parties to this Agreement shall have been notified of a present intention by any Governmental Authority, or the legal representative thereof, to commence an action or proceeding to challenge or enjoin consummation of any of the transactions contemplated by this Agreement or the Promised Agreements.

                  (iv) DUE DILIGENCE. UIH shall not have provided written notice to Sellers of a Final MAE Determination.

                  (v) COMPLIANCE WITH COVENANTS. Each of the UIH Parties shall have complied in all material respects with its covenants under this Agreement.

         (b) CONDITIONS TO THE OBLIGATION OF UIH TO CLOSE. The obligation of the UIH Parties to effect the Closing is subject to the satisfaction (or waiver by the UIH Parties) prior to the Closing, of the following conditions:

                  (i) RECEIPT OF CONSENTS. All of the Required Consents shall have been obtained or, in the case of filings, timely made, and shall be in full force and effect.

                  (ii) REPRESENTATIONS AND WARRANTIES TRUE AND COMPLETE. Each of the representations and warranties made by Sellers in Article Five or in the Promised Agreements shall be true and complete in all material respects when made and as of the Closing, with the same effect as if made at and as of the time of Closing.


                  (iii) NO GOVERNMENTAL PROCEEDINGS. There shall not exist any provision of applicable Law, or any Judgment, preventing consummation of the transactions contemplated by this Agreement or the Promised Agreements, questioning the legality or validity of such transactions or otherwise alleging damage as the result of such transactions. None of the Parties to this Agreement shall have been notified of a present intention by any Governmental Authority, or the legal representative thereof, to commence an action or proceeding to challenge or enjoin consummation of any of the transactions contemplated by this Agreement or the Promised Agreements.

                  (iv) FINANCING. UIH shall have received the Acquisition Financing.

                  (v) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any events or circumstances that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, business, prospects or Assets of Hipercable, the Subsidiaries and Newcom taken as a whole.

                  (vi) DUE DILIGENCE. UIH shall not have provided written notice to Sellers of a Final MAE Determination.

                  (vii) COMPLIANCE WITH COVENANTS. The Sellers shall have complied in all material respects with the Sellers' covenants under this Agreement.

                  (viii) RELATED PARTY AGREEMENTS. Sellers shall have terminated, or caused to be terminated, the Technical Assistance Agreement with respect to Hipercable, Newcom and the Subsidiaries, and each other Related Party Agreement, if any, the terms of which are less favorable to Hipercable, any Subsidiary or Newcom, as applicable, than would have been available in an arms' length transaction on the date such contract was entered into, in each case without further obligation thereunder on the part of any of the Companies or Newcom except with respect to any obligations with respect to any period prior to the Closing.

                  (ix) EMPLOYMENT MATTERS. Sellers shall have complied with the covenants set forth under Section 9(c).


EIGHT:  CONDUCT PENDING THE CLOSING

         Pending the Closing, and except as otherwise approved by the Parties in writing, the Parties agree as set forth below.

         (a) BUSINESS IN ORDINARY COURSE. The Sellers shall cause the Companies and Newcom (i) to conduct their business in the ordinary course and in compliance with all duly approved budgets and the Shareholders Agreement and the Newcom Shareholders Agreement, as applicable, and (ii) not to make any material management change or corporate reorganization without UIH's prior written consent.

         (b) REPRESENTATION AND WARRANTIES. The Sellers, on the one hand, and the UIH Parties, on the other hand, will not take any action or omit to take any action that would reasonably be expected to result in any of the representations and warranties made in Articles Five or Six, respectively, being untrue or incomplete in any material respect.

         (c) LITIGATION DURING INTERIM PERIOD. Each Party will advise the other Party promptly of the assertion, commencement or threat of any claim, litigation, proceeding or investigation of which the senior management of such Party has knowledge where any material restraining order, injunction, preliminary injunction, monetary damages or any other Judgment is or may be sought to which any of the Companies or Newcom is a party or, to the knowledge of the senior management of such Party, has been threatened to be made a party.

         (d) FULL ACCESS. From the date hereof until the earlier of the Closing or the termination of this Agreement, Sellers shall cause Hipercable, the Subsidiaries and Newcom to afford to UIH as part of the Due Diligence Review under Section 9(b), and each Person conducting a bona fide investigation of the Companies and Newcom in connection with the Acquisition Financing (collectively, the "Financing Parties"), and their respective bankers, attorneys, accountants and other authorized representatives, full access to the offices, properties, personnel, books and records of Hipercable, the Subsidiaries and Newcom, during normal business hours and upon reasonable notice, in order that UIH and the Financing Parties may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Companies and Newcom. Such access shall be subject to reasonable procedures agreed to by Hipercable and UIH to ensure minimum disruption of the ongoing business operations of Hipercable; provided however, that such procedures shall not in any way prohibit, materially impair or unreasonably delay access by UIH or the Financing Parties to personnel, properties or books and records. The Parties agree to coordinate all requests for information through one or more executive officers of Hipercable designated by Sellers and reasonably acceptable to UIH; provided, however, that such coordination shall not in any way prohibit, materially impair or unreasonably delay access by UIH or the Financing Parties to personnel, properties or books and records. UIH and each other Person participating in such investigation shall first execute a non-disclosure agreement with respect to the receipt of confidential information related to any of the Companies or Newcom, in such form as is customary for similar investigations (provided that with respect to UIH, such non-disclosure agreement shall only apply to confidential information regarding the Sellers or their respective shareholders). Sellers will cause the officers, employees and agents of the Companies and Newcom, and will use reasonable efforts to cause the attorneys and accountants of the Companies and Newcom, to cooperate fully with UIH and the Financing Parties.

         (e) ASSISTANCE IN OBTAINING REQUIRED APPROVALS. Each of the Parties shall take, and shall use all reasonable efforts to cause the Companies to take all reasonable legal and regulatory steps to obtain the Required Consents prior to the Closing, including, without limitation, any applicable consents of the Anti-Monopoly Commission and the Foreign Investment Commission, and will keep each other fully informed of their progress in such regard. Each Party will cooperate with the other Party and will use all reasonable efforts to obtain, as promptly as practicable, all of the Required Consents and to maintain each such Required Consent in full force and effect through the Closing Date. Each of the

Parties shall use all reasonable efforts to cause the parties to the ING Credit Facility to agree upon all Required Consents and/or amendments thereto, pursuant to this Agreement and the Promised Agreements.

         (f) PROHIBITION ON DIVIDEND PAYMENTS AND ISSUANCE OR REPURCHASE OF SHARES; REPAYMENT OF THIRD PARTY DEBT. Sellers shall cause each of the Companies and Newcom not to pay any dividends, redeem or repurchase any shares of its capital stock, issue any equity or debt securities or any rights with respect thereto or reduce its capital except, as permitted under the Shareholders Agreement or the Newcom Shareholders Agreement, as applicable. No Third Party Debt may be repaid (other than interest and principal paid as it becomes due and owing under the existing terms of such Third Party Debt).

         (g) DELIVER FINANCIAL STATEMENTS. The Sellers will cause Hipercable and Newcom to provide to UIH all financial statements and records, including balance sheets, statements of operations, changes in shareholders' equity and statements of change in the financial position of the Companies and Newcom in accordance with past practice prior to the Closing, but in any event no less frequently than monthly. It is expressly understood that, except for the representations and warranties set forth in Article 5, the Sellers make no representation or warranty with respect to the accuracy or completeness of the information set forth in such materials.

         (h) KEEPING THE PARTIES INFORMED. Each Party will promptly inform the other Party in writing of the occurrence of any event that would reasonably be expected to cause any material breach of the representations or warranties made by such Party in this Agreement. Each Party will also keep the other Party informed regarding the status of any Required Consents and filings and any other matters relating to this Agreement or the transactions contemplated by this Agreement.

         (i) SHAREHOLDERS AGREEMENTS. Each of the Parties will comply with their respective obligations under the Shareholders Agreement and under the Newcom Shareholders Agreement.

         (j) ACQUISITION FINANCING: UIH will use reasonable efforts to obtain the Acquisition Financing as promptly as commercially practicable and prior to the Initial Termination Date.

         (k) LICENSE AGREEMENT. On the Closing Date, VTR will execute and deliver the License Agreement and will have full legal and corporate authority to perform each of its obligations thereunder. Each of the representations and warranties of VTR set forth in the License Agreement will be true and accurate at and as of the Closing Date. The Parties will cause each of Hipercable, the Subsidiaries and Newcom not to transfer or encumber any ownership or other interest to trademarks and tradenames currently owned or utilized by Hipercable, any of the Subsidiaries or Newcom after the date hereof, it being understood that such trademarks and/or tradenames are currently pledged or in the process of being pledged pursuant to the ING Credit Facility to secure outstanding indebtedness of such parties.

         (l) PURCHASER DESIGNEES. Promptly after making a final determination regarding which, if any, Affiliates of UIH will be Purchaser Designees, UIH shall provide written notice thereof to Sellers.


NINE:  AGREEMENTS REGARDING CERTAIN OTHER MATTERS

         (a) FUNDING OF THE COMPANIES PENDING THE CLOSING. From the date hereof through the earlier of (i) the Closing, or (ii) termination of this Agreement, interim funding of Hipercable, the Subsidiaries and Newcom shall be in accordance with any duly approved budgets, the Shareholders Agreement and the Newcom Shareholders Agreement, as applicable. During such period, VTR, CNT and UIH each agrees to contribute cash funds to Hipercable in accordance with the Annual Budget, the Shareholders Agreement and not to elect to have its ownership interest in Hipercable diluted in lieu of making such cash contributions.

         (b) DUE DILIGENCE REVIEW. From the date hereof through the Closing Date, UIH shall be entitled to conduct a comprehensive review ("Due Diligence Review") of the Companies and Newcom, in accordance with Section 8(d), including, without limitation, all aspects of the ownership, operations, management, Assets, Contracts, rights, liabilities, finances of the Companies and Newcom and all other matters that UIH believes in good faith to be relevant to an assessment of the value of the Companies and Newcom. If on or prior to the Closing, UIH reasonably determines that (a) the unaudited consolidated financial statements of Hipercable and the Subsidiaries as of and for the period ended June 30, 1998 (attached hereto as Schedule 9(b)) were not fairly presented in all material respects in accordance with Chilean generally accepted accounting principles or (b) Hipercable, the Subsidiaries and Newcom do not own or have in full force and effect all authorizations, permits, Assets, Contracts, or Licenses necessary to carry on the business of Hipercable, any of the Subsidiaries or Newcom as presently conducted or as contemplated by the Business Plan (subject to contingencies in the Business Plan), or Hipercable, any of the Subsidiaries or Newcom is in breach or noncompliance of any such authorizations, permits, Contracts, Licenses or applicable Laws or any litigation or governmental proceeding exists or is pending or threatened with respect to which Hipercable, any of the Subsidiaries or Newcom is a party, in each case (a) or
(b) which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, prospects or assets of Hipercable, the Subsidiaries and Newcom taken as a whole (a "Material Adverse Effect"), UIH will promptly notify the Sellers of such determination (a "Due Diligence MAE Determination"). If Hipercable and Newcom have not within a reasonable period of time after receipt of the Due Diligence MAE Determination taken action to remedy any matters described in the Due Diligence MAE Determination so that such matters do not have or would not reasonably be expected to have a Material Adverse Effect, UIH may at any time thereafter but prior to the Closing Date provide written notice to Sellers (a "Final MAE Determination") that a condition to Closing has not been satisfied and the Parties shall have no obligation to Close.

         (c)      NO SOLICITATION OF HIPERCABLE EMPLOYEES.

                  (i) Each of the Sellers agrees that neither it nor any of its Affiliates will employ, contract with (as a consultant, advisor or otherwise) or solicit the employment or services of any of Hipercable's senior management personnel for a period of one year beginning on the date hereof (the "Transition Period"); provided, however, that this Section 9(c) will not prohibit any Seller from making a solicitation to the general public through an advertisement in a newspaper or another publication (print or electronic) or otherwise as long as no member of Hipercable's senior management is employed by, or provides services to, any Seller or their respective Affiliates during the Transition Period. For purposes of this clause (c)(i), "Hipercable's senior management" refers to the senior managers of Hipercable as defined in Section 5(g)(i), together with their respective successors.

                  (ii) From and after the date hereof, Sellers shall use reasonable efforts (which shall not require any payments by Sellers to the Key Employees) to cause the Key Employees, as soon as practicable after the date hereof but in no event later than the date that is 60 days after the date hereof, to enter into employment agreements with Hipercable. The Key Employees that voluntarily decide to execute employment agreements with Hipercable, shall be hired by Hipercable on terms and conditions no less favorable than those set forth in their current employment agreements, in which case Hipercable will assume the obligations regarding the years of employment of the Key Employees under their current employment agreements.

                  (iii) In the event any of the Key Employees does not enter into employment agreements with Hipercable, after the expiration of the 60 day period mentioned in Section 9(c)(ii) and for the remainder of the Transition Period, the Sellers must reassign such Key Employees, to the extent permitted by the relevant employment agreements or upon agreement with such employees, to a position that is not directly competitive with the business of the Companies or Newcom. In the event that the abovementioned amendment of the employment agreements or reassignation does not take place, the Sellers must terminate their employment bond with such employees and shall not reemploy the Key Employees for the remainder of the Transition Period. In addition, each Seller shall ensure that such Key Employees do not, during the Transition Period, advise, consult with or assist either Seller, or any Affiliate of either Seller, in any manner with respect to any business that is directly competitive with the business of the Companies or Newcom.

                  (iv) As soon as practicable, and in any event not later than 60 days after the date hereof, Sellers and UIH shall take such actions as are necessary, and as provided for in the Shareholders Agreement, to appoint a new General Manager of Hipercable.


TEN:  POST CLOSING ADJUSTMENT

         Not less than three Business Days prior to the Closing Date, Sellers shall provide written certification to UIH of Third Party Debt as of the Closing (calculated at the Exchange Rate in effect on the date that is four Business Days prior to the Closing), providing a reasonably detailed description of each material component of such Third Party Debt. Not less than 30 days following the Closing, nor more than 90 days following the Closing, UIH shall notify the Sellers of its determination of the amount of Third Party Debt at Closing ("Adjustment Notice") providing a reasonably detailed calculation of such Third Party Debt and whether any adjustment to the Purchase Price is required as a result of the amount of such Third Party Debt. Promptly following the receipt of the Adjustment Notice, the Sellers shall verify such calculation of Third Party Debt and UIH shall provide complete access to the records of the Companies to the Sellers and their accountants for the purpose of such verification, using procedures similar to those set forth in Section 8(d) with respect to the Due Diligence Review. Not later than 30 days after receipt of the Adjustment Notice the Sellers shall notify UIH in writing (the "Response Notice") as to whether they agree with the calculation in the Adjustment Notice. If Sellers fail to provide such Response Notice within 30 days of receipt of the Adjustment Notice, the calculation of Third Party Debt set forth in the Adjustment Notice shall be final and binding on both Parties. If Sellers agree with the calculation in the Adjustment Notice, or if Sellers fail to deliver a Response Notice within 30 days after receipt of the Adjustment Notice, the Sellers or the UIH Parties, as the case may be, shall promptly make any payments required as a result of the amount of the Third Party Debt at Closing. If the Sellers disagree, they shall include in the Response Notice a reasonably detailed calculation of the amount of Third Party Debt that they assert existed at Closing. The Parties shall promptly attempt to reconcile their respective determinations as to the amount of Third Party Debt as of Closing. If the Parties are unable to agree upon the amount of Third Party Debt within 20 days after receipt of the Response Notice, either Party may refer the matter to KPMG Peat Marwick, LLP or another independent certified public accountant acceptable to the Parties, who shall promptly determine the amount of Third Party Debt at the Closing, and whose decision shall be final and binding upon both Parties. Any adjustment to the Purchase Price shall be paid within 10 days following the date that the accountants communicate the amount of Third Party Debt at the Closing to the Parties. The Parties acknowledge that payments required under this Article Ten are not subject to any limitation set forth in Article 13.

ELEVEN:  RIGHT OF FIRST REFUSAL

         (a) RIGHT OF FIRST REFUSAL. If, at any time on or before the date that is three years from the date hereof, VTR desires to sell, assign, or otherwise transfer (each, a "Transfer"), directly or indirectly, any or all of its shares of capital stock of CNT or any rights in connection therewith ("CNT Shares") pursuant to a bona fide offer (the "Bona Fide Offer") from any Person other than UIH, VTR or any of their respective Affiliates (the "Proposed Transferee"), it shall first submit a written offer (the "Offer") to Transfer such CNT Shares (the "Offered Shares") to the UIH Parties on the same terms and conditions as set forth in the Bona Fide Offer. The Offer shall set forth all material terms included in the Bona Fide Offer. The Offer shall provide that the UIH Parties shall be afforded the same rights to conduct a due diligence investigation as the Proposed Transferee, which investigation will begin as soon as possible after delivery of the Offer. The Offer shall not include any terms not included in the Bona Fide Offer. The Offer shall further state that the UIH Parties may acquire, in accordance with the provisions of this Agreement, all (but not fewer than all) of the Offered Shares on the terms and other conditions set forth therein. If any portion of the consideration offered in the Bona Fide Offer is not in cash, the value of such consideration shall be deemed for all purposes under this Agreement to be the value determined in accordance with an appraisal conducted by an independent appraiser agreed upon by UIH and VTR. No Transfer to an Affiliate of VTR (an "Affiliate Transferee") shall be permitted hereunder unless (i) such Affiliate Transferee shall first agree in writing to be bound by the terms of this Article 11, and (ii) Sellers guarantee to UIH performance of, and remain fully liable for any breach by, such Affiliate Transferee of its obligations as set forth in this Article 11. For purposes hereof, any event or circumstance that results in a change of control of VTR or an Affiliate Transferee shall be deemed a Transfer of CNT Shares subject to this Article 11. A change of control shall have occurred with respect to VTR or an Affiliate Transferee if at any time VTR or such Affiliate Transferee ceases to be controlled, directly or indirectly, by one or more members of the VTR Control Group.

         (b) CONFIRMATION OF BONA FIDE OFFER. UIH shall be permitted to review the terms of the Bona Fide Offer to confirm that it is bona fide and subject only to conditions that would reasonably be expected to be satisfied, by review of the documents involved in such Bona Fide Offer including any financing required thereunder. If review of such documents and of such financing by UIH would violate a confidentiality obligation of VTR to the Proposed Transferee, or of the Proposed Transferee to any third party, UIH shall designate a recognized investment banker, law firm or both (the "UIH Advisors"), each reasonably satisfactory to VTR, who shall at UIH's expense confirm (i) that the offer contains and accurately reflects all material terms and conditions set forth in the Bona Fide Offer (including all written documents between VTR and the Proposed Transferee related to the Bona Fide Offer) and that such terms and conditions are no more favorable to the Proposed Transferee than the terms and conditions set forth in the Offer, (ii) that there are no terms or conditions included in the Offer that are not included in the Bona Fide Offer, and (iii) that financing has been obtained, subject to no condition which, in the reasonable judgment such UIH Advisors, is likely to be unsatisfied, or based on the evidence provided, such UIH Advisors expect that financing for the Transfer to the Proposed Transferee will be obtained. The determination of the UIH Advisors shall not affect the right of VTR to sell the Offered Shares to the Proposed Transferee in accordance with the terms of this Article 11 if no UIH Party elects to purchase the Offered Shares within the 60-day period set forth in Section 11(c) by delivering notice of such election in accordance with
Section 11(c); provided, however, that in the event that prior to the end of such 60-day period, UIH delivers written notice to VTR that any material term applicable to the sale to the Proposed Transferee has not been included in the Offer or has not been accurately reflected in such Offer, VTR shall revise the Offer and UIH Party shall be provided a reasonable time to respond to such revised Offer. As soon as practicable after receipt of notice by UIH that it has designated the UIH Advisors under this Section 11(b), VTR shall deliver to each such designee copies of the Bona Fide Offer and all written materials related to the Bona Fide Offer, subject to the UIH Advisors executing standard and customary confidentiality agreements, which agreements shall be delivered to such UIH Advisors by VTR within three Business Days after receipt of notice from UIH of their designation. The Parties shall use all commercially reasonable efforts to cause such confidentiality agreements to be executed as soon as possible after delivery of the Offer Notice. In the event that such agreements are not executed within five days after UIH notifies VTR of the identity of the UIH Advisors, unless such failure to execute the agreements is caused by the unreasonable failure to execute such agreements by the UIH Advisors, the 60-day period within which the UIH Parties must deliver a Purchase Notice shall be extended for a number of days equal to the total number of days required to obtain the execution of the confidentiality agreements by all parties thereto.

         (c) ELECTION TO PURCHASE; CLOSING. If one or more of the UIH Parties elects to purchase the Offered Shares in accordance with the terms of the Offer, the subject UIH Parties shall communicate in writing such election to purchase (a "Purchase Notice") to VTR within 60 days of the date the Offer was made. VTR agrees that any Purchase Notice delivered by any UIH Party will provide that the Offered Shares must be delivered to such UIH Party free and clear of any Liens or Restrictions including, without limitation, the Pledge but excluding Liens or Restrictions created by any of the UIH Parties effective as of the Closing, and that such condition shall be deemed to be in accordance with the terms of the Offer, even if a similar qualification is not included in the Bona Fide Offer. Such election shall be irrevocable, valid, legally binding and enforceable against the UIH Parties (to the same extent as the Bona Fide Offer would, upon acceptance thereof by Sellers, be irrevocable, valid, legally binding and enforceable against the Proposed Transferee) subject to the obtaining of required regulatory approvals and the expiration of any waiting periods mandated by applicable Law, and the Parties agree to cooperate in making any filings and obtaining any such approvals to allow the UIH Parties to exercise their rights hereunder. The Transfer of the Offered Shares to the subject UIH Parties pursuant to this Section 11(c) shall be made at 11:00 A.M. Chile time at the principal offices of UIH in Santiago on the later of (i) the date that is 120 days following the date the subject UIH Parties deliver the Purchase Notice to VTR (or if not a Business Day, then on the next succeeding Business Day) and
(ii) the date that is five Business Days after all regulatory approvals for such transaction have been obtained and any applicable waiting period has expired. Such Transfer shall be effected by VTR's delivery to the subject UIH Parties of a certificate or certificates evidencing the Offered Shares to be purchased together with an executed contract for Transfer containing the representations, warranties, covenants and all other terms included in the Offer, and the delivery by such UIH Parties to VTR of the purchase price therefor in cash, by wire transfer of immediately available funds to an account designated by VTR, which account shall be designated at least three Business Days prior to such closing date.

         (d) SALE UPON ELECTION NOT TO PURCHASE. In case none of the UIH Parties elects to accept the Offer, or if such 60-day period of acceptance lapses without any of the UIH Parties electing to purchase the Offered Shares in accordance with Section 11(c), all (but not fewer than all) of the Offered Shares may be transferred by VTR to the Proposed Transferee at any time prior to the later of (i) the date 180 days after the date the Offer was rejected in writing or is deemed to have been rejected by not having been accepted within the 60-day period specified in Section 11(c), or (ii) the date five Business Days after all regulatory approvals for such transaction have been obtained and any applicable waiting period has expired with the limitation that the same number of shares as offered to the UIH Parties shall be Transferred to the Proposed Transferee (x) at the same or higher aggregate price or price per Offered Share as set forth in the Offer, (y) subject to all of the terms and conditions set forth in the Offer, and (z) subject to no material terms more favorable to the Proposed Transferee than those set forth in the Offer. If the Proposed Transferee does not carry out its purchase within the 180-day period referred to above, or else withdraws its offer or introduces any changes thereto that would be inconsistent with the limitation set forth in the immediately preceding sentence, the Offered Shares may not be sold, assigned or otherwise transferred unless previously offered to the UIH Parties pursuant to this
Article 11. Any Offered Shares that go unsold within such period shall continue subject to the requirements of this Article 11.

         (e) NO PLEDGE OF SHARES. For a period of three years beginning on the date hereof, VTR shall not pledge or encumber, or permit to exist any Lien or Restriction (other than the Pledge or the Pledge Agreement) on or with respect to, any CNT Shares owned by VTR. During such three-year period, VTR shall not amend or modify the Pledge or consent to any such amendment or modification (except for any amendment or modification releasing CNT Shares which serve as Security under the Pledge), without the prior written consent of UIH, which consent shall not be unreasonably withheld or delayed.

         (f) DEFAULT UNDER PLEDGE. If at any time during the three-year period beginning on the date hereof, senior management of VTR becomes aware that there has occurred or is reasonably likely to occur any event or circumstance (each a "Default") that permits or would permit CTC to exercise any right under the

Pledge Agreement (an "Execution Right") to execute against any CNT Shares pledged as collateral thereunder (whether or not CTC's ability to exercise such right is subject to any notice requirement, cure period, compliance with foreclosure or similar procedures under applicable Law, or any similar requirement), VTR shall as soon as feasible provide written notice to UIH of the Default and of the terms and requirements applicable to the exercise by CTC of the Execution Right. At such time VTR shall, to the maximum extent permitted by applicable Law, take one or more of the following remedial actions: (i) repay the Pledge Agreement in full and release the Pledge, (ii) cause the CNT Shares to be released from the Pledge by substituting other collateral therefor, (iii) cure the Default, or (iv) provide UIH with the option of purchasing all of the CNT Shares owned by VTR (including the CNT Shares subject to the Pledge) to UIH for a purchase price equal to (A) the total number of CNT Shares to be purchased, multiplied by (B) the CNT Share Price; provided that in connection with such purchase UIH shall repay the entire outstanding balance on the Loan, such repayment amount to be deducted from the CNT Purchase Price and the Pledge shall be released in its entirety prior to or simultaneously with such repayment. For purposes hereof, the term "CNT Share Price" shall mean the average closing price for CNT Shares for the thirty-day period ending on the date immediately preceding the date of the closing on the purchase of the CNT Shares as reported by the Bolsa de Comercio de Santiago.


TWELVE:  SURVIVAL

         Any breach of a representation, warranty, covenant or agreement involving actual fraud will survive the Closing for the maximum period provided for under Chilean law. The representations and warranties contained in Section 5(f) shall survive the Closing and will terminate on the date that is one year after the date of delivery of the Hipercable Financial Statements to UIH pursuant to Section 5(f). All other representations, warranties and covenants of the Parties in this Agreement will survive the Closing for three years after the date hereof. A claim under this Agreement will be timely and may be pursued so long as the claim is asserted through written notice to the other Party given during the period pursuant to which such representation, warranty or covenant survives.


THIRTEEN:  INDEMNIFICATION

         (a) GENERAL. The UIH Parties jointly and severally, and the Sellers, severally and not jointly (the "Indemnifying Party") agree to indemnify and hold harmless the other Party, any entity controlling, controlled by or under common control with such Party, and all directors, officers, stockholders, employees and agents of any of the foregoing (the "Indemnified Persons") from and against all losses, claims, demands, damages, Judgments, costs, liabilities (or actions or proceedings in respect thereof) and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim indemnified against under this Agreement) (collectively "Losses") of any kind paid, incurred or suffered as a result of, relating to or arising out of (i) the inaccuracy when made or deemed made of any representation or warranty made by the Indemnifying Party in or pursuant to this Agreement, and (ii) the failure by the Indemnifying Party to comply with any of its obligations under this Agreement.

         (b) NOTICE; DEFENSE OF THIRD PARTY CLAIMS. Any Person that wishes to assert the right to be indemnified under this Article 13 with respect to any claim or demand or action by a third party against such Indemnified Person (a "Third Party Claim") in respect of which a claim may be made against an Indemnifying Party shall notify the Indemnifying Party as soon as practicable of any such claim or demand or the commencement of such action (in any event such Person shall use its best efforts to provide such notice within 10 days), but the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Person unless, and only to the extent that, such failure results in prejudice to the Indemnifying Party in the conduct of the defense of such claim. If any such action is brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate in and, to the extent that it elects by delivering written notice to the Indemnified Person within 15 days after receiving notice from the Indemnified Person of the assertion of such claim, to assume the defense of the action, with counsel reasonably satisfactory to the Indemnified Person, and after such notice from the Indemnifying Party to the Indemnified Person, the Indemnifying Party will not be liable to the Indemnified Person for any legal or other expenses except as provided below. The Indemnified Person shall not settle, compromise or discharge any claim or demand for which it is indemnified hereunder or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Person will have the right to employ its own counsel and to participate in the defense or settlement in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Person unless (i) otherwise agreed in writing by the Indemnifying Parties, or (ii) a material conflict or potential material conflict exists (based on written advice of counsel to the Indemnified Person) between the Indemnified Person and the Indemnifying Party in the defense of such action, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action. In each of the cases specified in clauses (i) through (iii) of the preceding sentence, the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Party, but the Indemnifying Party shall not be obligated to pay the fees, disbursements or other charges of more than one counsel for all Indemnified Persons in respect of any action or series of related actions. All such fees, disbursements and other charges will be reimbursed by the Indemnifying Party promptly as they are incurred. An Indemnifying Party shall not, without the prior written consent of each person entitled to indemnification hereunder, effect any settlement of any pending or threatened action in respect of which such person is or could have been a party and indemnification could have been sought hereunder from such Indemnifying Party, unless the settlement includes an unconditional release of such person from all liability in respect of claims that are the subject matter of such action. Nothing in this Section 13(b) shall apply to or otherwise affect the right of Indemnified Persons to be indemnified hereunder for Losses incurred by such Indemnified Persons which do not result from Third Party Claims, provided notice of such claims is given in accordance with Article 12.

         (c)      LIMITATION ON SELLERS' LIABILITY.

                  (i) Subject to Section 13(e), VTR shall be liable to the Indemnified Persons for any Losses only to the extent such Losses exceed an aggregate amount equal to $5,000,000 or the foreign currency equivalent thereof measured at the Exchange Rate as of the date of such Loss (the "DEDUCTIBLE AMOUNT") and then only for Losses in excess of the Deductible Amount up to an aggregate maximum amount equal to 89.3% of the Purchase Price (the "VTR MAXIMUM AMOUNT") or the foreign currency equivalent thereof measured at the Exchange Rate as of the date of payment.

                  (ii) Subject to Section 13(e), CNT shall be liable to the Indemnified Persons for any Losses only to the extent such Losses exceed an aggregate amount equal to the Deductible Amount and then only for Losses in excess of the Deductible Amount up to an aggregate maximum amount equal to 10.7% of the Purchase Price (the "CNT MAXIMUM AMOUNT") or the foreign currency equivalent thereof measured at the Exchange Rate as of the date of payment.

         (d) LIMITATION ON UIH PARTIES' LIABILITY. Subject to Section 13(e), the UIH Parties shall be liable to the Indemnified Persons only for Losses up to an aggregate maximum amount equal to 40% multiplied by (Purchase Price divided by 0.6) (the "UIH MAXIMUM AMOUNT"), or the foreign currency equivalent thereof measured at the Exchange Rate as of the date of payment, with respect to which amount the UIH Parties shall be jointly and severally liable.

         (e) NO LIMITATION ON INDEMNIFICATION FOR BREACH OF COVENANTS REGARDING COMPLIANCE WITH SHAREHOLDERS AGREEMENTS. Notwithstanding any other provision of this Agreement, (i) the Sellers shall be obligated to indemnify each Indemnified Person hereunder for the full amount of all Losses suffered by such Indemnified Person resulting from, relating to or arising out of any breach by the Sellers of Section 8(i) of this Agreement without regard to whether such Losses exceed the Deductible Amount, the VTR Maximum Amount or the CNT Maximum Amount, it being agreed by the Parties that such Losses will not to be subject to the provisions of Section 13(c) hereof; and (ii) the UIH Parties shall be obligated to indemnify each Indemnified Person hereunder for the full amount of all Losses suffered by such Indemnified Person resulting from, relating to or arising out of any breach by the UIH Parties of Section 8(i) of this Agreement, it being agreed by the Parties that such Losses will not be subject to the provisions of
Section 13 (d) hereof. For purposes of this Section 13(e), "Losses" shall not include the discounted buy-out remedy set forth in Section 4.4 of the Shareholders Agreement and the Newcom Shareholders Agreement.

         (f) SELLERS' INDEMNIFICATION FOR CERTAIN REPRESENTATIONS AND WARRANTIES. Notwithstanding anything to the contrary contained herein, only 60% of Losses related to the Companies, and 50% of Losses related to Newcom, resulting from any breach or inaccuracy of the representations and warranties set forth in Section 5(f) or Section 5(g)(i) or (ii) shall be deemed Losses hereunder. Nothing in this Section 13(f) shall limit or affect the rights and remedies available to the parties to the Shareholders Agreement and the parties to the Newcom Shareholders Agreement with respect to any breach of either or both such agreements which breach occurred prior to the date hereof.

         (g) SPECIFIC PERFORMANCE. The Parties acknowledge that, in addition to any other remedy available to the Parties hereunder, the Arbitration Court shall be authorized, at the request of the non-defaulting Party, to require specific performance of a Party's obligations hereunder (including, without limitation, the obligations of Sellers under Section 9(c) and of VTR under Article 11) in the event of any material breach hereof by such Party.

         (h)  INDEMNIFICATION  AS SOLE  REMEDY.  Subject to  Sections  13(f) and
Section 13(g), and except with respect to claims of actual fraud, the indemnity provided herein as it relates to this Agreement and the transactions contemplated by this Agreement shall be the sole and exclusive remedy of the Seller Indemnified Persons with respect to any and all claims for Losses sustained, incurred or suffered as a result of any breach of this Agreement and the transactions contemplated hereby, including, without limitation, any such claims arising under or based upon any Laws, and the Parties on behalf of the Indemnified Persons waive any right to pursue any other remedies to the fullest extent permitted under applicable Laws with respect to such claims for Losses.


FOURTEEN:  ARBITRATION

         Any  difference,  controversy,  conflict,  issue or difficulty  arising between the Parties in respect of the validity, nullity, termination, construction, scope, applicability or breach of this Agreement or otherwise for whatever reason directly or indirectly in connection herewith and in respect of any other matter which the Parties may enter into as a result of the matters agreed and regulated under this Agreement (the "Controversy"), shall first be the object of bona fide direct negotiations between the Parties. If the Parties fail to reach an understanding in this regard within 30 days following the date one or both of the Parties has initiated negotiations to resolve the Controversy, then either Party shall have the right to initiate arbitral proceedings by giving written notice to the other Party (the "Notice of Arbitration").

         The  Controversy  shall be  exclusively  settled by a Chilean  Arbitral
Tribunal or Tribunal Arbitrador, which shall act as Arbitrator or Arbitro Arbitrador and shall be composed of three arbitrators (the "Arbitration Court"). The Arbitration Court may act as often as necessary upon request by either or both Parties, and its awards shall be unappealable. The Parties hereby expressly waive any remedies which they could have asserted during or after the arbitration with the exception of requests for clarification or interpretation and the remedy of complaint recurso de queja.

         The three arbitrators shall be appointed as set forth in this Article Fourteen. Within 15 days after receipt of the Notice of Arbitration, the claimant shall select one arbitrator and the respondent shall select one arbitrator. Within ten days of their selection, the two arbitrators shall select the third arbitrator, who will be the arbitrator presiding over the arbitration court. If the claimant or the respondent fail to appoint an arbitrator as required hereunder, or if the two arbitrators so selected are unable to agree on the appointment of the third arbitrator within twenty days after the Notice of Arbitration, then such arbitrator(s) shall be selected by the Santiago Section of the Inter-American Commercial Arbitration Commission (the "IACAC") pursuant to the rules of procedure of the IACAC, except that the arbitrator(s) shall be appointed within 35 days after the date of the Notice of Arbitration. The arbitrator(s) so selected by the IACAC shall be fluent in Spanish and English and shall have had considerable experience in arbitrating international commercial disputes.

         The Arbitration Court shall always be authorized to establish the procedural rules for the arbitral proceedings, even upon the Parties' disagreement in that respect. In reaching a determination, the Arbitration Court shall consider common legal principles under Chilean law generally applicable to the Controversy, provided, however, that to the extent those principles are inconsistent with the intent of the Parties under this Agreement or the Promised Agreements, the provisions of this Agreement and the Promised Agreements shall prevail.

         The place of arbitration shall be Santiago, Chile and the Spanish language shall be used throughout the arbitral proceedings (although the arbitrators may communicate with and take testimony from the Parties in English to the extent they deem it helpful). Unless the Parties otherwise agree in writing, the final arbitral award shall be rendered within 120 days of the Notice of Arbitration. The arbitral award shall be in U.S. Dollars and shall include interest from the date of the action giving rise to such award. The arbitral award shall be final and binding upon the Parties, and judgment may be entered thereon upon the application of any Party in any court of competent jurisdiction. Each Party shall bear the costs of preparing and presenting its case with respect to any arbitral proceeding. Other costs of arbitration (including the fees and expenses of the arbitrators) will be borne as provided in the arbitral award.

FIFTEEN:  APPLICABLE LAW; JURISDICTION

         This Agreement shall be governed in accordance with the laws of the Republic of Chile. For all legal intents and purposes derived here from, the Parties establish their legal address in the City and District of Santiago, and subject themselves to the jurisdiction of its Courts of Justice, without prejudice to Article Fourteen.


SIXTEEN:  ENTIRE AGREEMENT; OTHER AGREEMENTS

         (a) ENTIRE AGREEMENT. This Agreement, the Promised Agreements and the other agreements to be delivered at the Closing constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and, except as provided in Section 16(b), supersede all other previous agreements, understandings and negotiations between the Parties, both written and oral, in respect to the subject matter hereof and thereof. The Parties have neither made nor relied upon any representation, statement, inducement, promise, covenant, condition or guarantee not stipulated expressly herein.

         (b) OTHER AGREEMENTS. The Parties shall cause the Original Promise Agreement, the Shareholders Agreement and the Newcom Shareholders Agreement to be terminated upon the Closing. Upon such termination and notwithstanding any provisions that would survive pursuant to Section 8.2 of the Shareholders Agreement and the Newcom Shareholders Agreement (i) the sole remedies for any breach of either or both such Shareholder Agreements that occurred on or after the date hereof shall be as set forth in Section 13(e), and (ii) the sole remedies for any breach of either or both such Shareholder Agreements that occurred prior to the date hereof shall be the remedies set forth in the Shareholders Agreement or the Newcom Shareholders Agreement, as applicable, which remedies shall survive the termination of such agreements in accordance with the terms thereof; provided, however, that upon the Closing, the discounted buy-out remedy set forth in Section 4.4 of each of the Shareholders Agreement and the Newcom Shareholders Agreement shall terminate and shall no longer be available to any party to such agreements with respect to any such breach.


SEVENTEEN:  NOTICES

All notices, requests or other communications to the Parties shall be served in writing and sent to the address or telecopier number stated by said Party herein below, whether in person, or by Federal Express or another reputable international courier (a "Qualified Courier") for next Business Day delivery (or its nearest equivalent) or telecopy transmission followed by courier, or else to any other address or telecopier number that said Party may specify hereinafter by means of a notice sent to each other Party as provided in this Article.

If to the Sellers:

                  VTR S.A.
                  Avenida Andres Bello N(degree) 2711, piso 6
                  Las Condes, Santiago
                  Attn:  Sr. Jorge Salvatierra
                  Telephone: (562) 310-1492
                  Telecopy:  (562) 310-1560

                  Compania Nacional de Telefonos, Telefonica del Sur S.A. Avenida Andres Bello N(degree) 2711, piso 6
                  Las Condes, Santiago
                  Attn:  Sr. Blas Tomic
                  Telephone:  (562) 310-1491
                  Telecopy:   (562) 310-1560

         with copies to:

                  Quinenco S.A.
                  Agustinas 972, oficina 701
                  Santiago Centro, Santiago
                  Attn:  Guillermo Luksic C.
                  Telephone: (562) 698-3580
                  Telecopy:  (562) 672-8552

                  SBC International, Inc.
                  175 E. Houston, Room 10-A-50
                  San Antonio, TX  78205
                  Attn:  President
                  Telephone:  (210) 351-5000
                  Telecopy:   (210) 351-5166

                  SBC Communications Inc.
                  175 E. Houston, Room 1146
                  San Antonio, TX  78205
                  Attn:  General Attorney and Assistant General Counsel
                  Telephone: (210) 351-3476
                  Telecopy:  (210) 351-3488

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, NY  10004
                  Attn:  Earl Weiner
                  Telephone: (212) 558-4000
                  Telecopy:  (212) 558-3588

         If to UIH:

                  UIH Latin America, Inc.
                  4643 South Ulster St., Suite 1300
                  Denver, CO  80237  U.S.A.
                  Attn:  President
                  Telephone: (303) 770-4001
                  Telecopy:  (303) 770-4207

         with copies to:

                  United International Holdings, Inc.
                  4643 South Ulster St., Suite 1300
                  Denver, CO 80237  U.S.A.
                  Attn: General Counsel
                  Telephone: (303) 770-4001
                  Telecopy:  (303) 770-4207; and

                  Holme Roberts & Owen LLP
                  1700 Lincoln Street
                  Suite 4100
                  Denver, CO 80203  U.S.A.
                  Attn:  W. Dean Salter
                  Telephone: (303) 861-7000
                  Telecopy: (303) 866-0200


         Any notice or other communication sent in accordance with this Article Seventeen shall be deemed given (a) if sent by Qualified Courier, three Business Days after being delivered to the Qualified Courier, (b) if sent by telecopy, when the sending machine receives electronic confirmation of receipt from the receiving machine, or (c) otherwise, when personally delivered to such address (or when delivery at such address is refused).

EIGHTEEN:  CONFIDENTIALITY; PRESS RELEASES

         (a)      CONFIDENTIAL INFORMATION.

                  (i) All confidential information with respect to the business, operations or prospects of any of the Companies or Newcom (whether written or oral) is hereinafter referred to as "Confidential Information". The term Confidential Information will not, however, include information which (A) is or becomes publicly available other than as a result of a disclosure by any of the Sellers or any of their respective directors, officers, employees, Affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, the "Seller Representatives"), or (B) is or becomes available to Sellers from a source (other than from the Companies or Newcom, or their respective directors, officers, employees, Affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (the "Company Representatives") which, to the best of Sellers' knowledge after due inquiry, is not prohibited from disclosing such information to Seller by a legal, contractual or fiduciary obligation to the Company.

                  (ii) Each of the Sellers hereby agrees that it and each of the Seller Representatives (A) will keep the Confidential Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with clause (iii) below), without UIH's prior written consent, disclose any Confidential Information in any manner whatsoever, and (B) will not use any Confidential Information for any commercial purpose (other than as necessary or appropriate in furtherance of the Company Businesses prior to the Closing).

                  (iii) If Seller or any of the Seller Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, Sellers will, if permitted by applicable Law, exercise all reasonable efforts to notify UIH promptly so that UIH or the Companies may seek a protective order or other appropriate remedy or, in UIH's sole discretion, waive compliance with the terms of this Section 18(a). In the event that no such protective order or other remedy is obtained, or that UIH waives compliance with the terms of this Agreement, the Sellers or the Sellers Representatives, as applicable, will furnish only that portion of the Confidential Information which, upon advice of counsel, is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

         (b) PRESS RELEASES. The initial press release by the Parties with respect to this Agreement shall be a joint press release and thereafter the Parties shall inform each other in advance of the making of any press release or other public statements with respect to the transactions contemplated hereby and of any filings with any Governmental Authority or with any securities exchange with respect hereto.

NINETEEN:  EXPENSES

         Each of the Parties shall pay its own expenses in connection with the preparation and negotiation of this Agreement.


TWENTY:  SEVERABILITY

         In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.


TWENTY ONE:  COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto, it being understood that all Parties hereto need not sign the same counterpart.


TWENTY TWO:  NON-ASSIGNMENT

         Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior consent of the other Party, provided, however, that UIH may assign its rights, but not its obligations, hereunder to any Purchaser Designee without the consent of any other Party.

TWENTY THREE:  SECTION HEADINGS

         The  paragraph  and  section   headings  of  this   Agreement  are  for
convenience only and shall not affect the construction or interpretation of this Agreement.

EXECUTED as of the date set forth on page 1.


                                    VTR S.A.


                                    By:  /S/ Blas Tomic
                                         ---------------------------------------
                                    Its: Director
                                         ---------------------------------------

                                    COMPANIA NACIONAL DE
                                    TELEFONOS, TELEFONICA DEL
                                    SUR, S.A.


                                    By:  /S/ Blas Tomic
                                         ---------------------------------------
                                    Its: Director
                                         ---------------------------------------

                                     UIH LATIN AMERICA, INC.


                                    By:  /S/ Juan Guillermo Levine Contreras
                                         ---------------------------------------
                                    Its: Agent
                                         ---------------------------------------


                                       40